Press Release April 30, 2012

Holly Energy Partners, L.P. Reports First Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the first quarter of 2012. For the quarter, distributable cash flow was $36.6 million, up $15.8 million, or 76% compared to the first quarter of 2011. Based on these results, HEP announced its 30th consecutive distribution increase on April 25, 2012, raising the quarterly distribution from $0.885 to $0.895, representing a 5% increase over the distribution for the first quarter of 2011.
Net income for the first quarter was $22.0 million ($0.60 per basic and diluted limited partner unit) compared to $15.2 million ($0.53 per basic and diluted limited partner unit) for the first quarter of 2011. This increase in earnings is due principally to increased pipeline shipments, revenues attributable to our recent asset acquisitions and annual tariff increases. These factors were partially offset by a decease in previously deferred revenue realized, increased operating costs and expenses and a loss incurred on the early extinguishment of certain long-term debt.
Commenting on the first quarter of 2012, Matt Clifton, Chairman of the Board, Chief Executive Officer and President stated, “We are extremely pleased with our financial results, with distributable cash flow reaching another all-time high. EBITDA was $45.3 million, an increase of $13.7 million, or 43%, over last year’s first quarter. For the quarter, we benefited from a full three months of our tankage and terminal operations acquired in November 2011 that serve HollyFrontier’s El Dorado and Cheyenne refineries. Consistent pipeline and throughput levels also contributed to our strong first quarter results as well as our new interconnect pipelines serving HollyFrontier's Tulsa refinery."
First Quarter 2012 Revenue Highlights
Revenues for the quarter were $63.5 million, an $18.5 million increase compared to the first quarter of 2011. The revenue increase was due to increased pipeline shipments, revenues attributable to our November 2011 asset acquisitions and the effect of annual tariff increases, partially offset by a decrease in previously deferred revenue realized. Overall pipeline volumes were up 33% compared to the first quarter of 2011, when related-party throughput volumes were below target levels due to production downtime at HollyFrontier's Navajo refinery following a plant-wide power outage in January 2011.

•
Revenues from our refined product pipelines were $20.7 million, an increase of $1.7 million, on shipments averaging 161.5 thousand barrels per day (“mbpd”) compared to 125.7 mbpd for the first quarter of 2011. This includes the effects of a $2.4 million decrease in previously deferred revenue realized.

•
Revenues from our intermediate pipelines were $7.0 million, an increase of $2.4 million, on shipments averaging 123.6 mbpd compared to 68.6 mbpd for the first quarter of 2011. This includes $1.2 million in revenues attributable to the Tulsa interconnect pipelines and the effects of a $0.5 million increase in previously deferred revenue realized.

•	Revenues from our crude pipelines were $10.5 million, an increase of $1.2 million, on shipments averaging 153.7 mbpd compared to 136.3 mbpd for the first quarter of 2011.

•
Revenues from terminal, tankage and loading rack fees were $25.2 million, an increase of $13.2 million compared to the first quarter of 2011. This includes $11.7 million in revenues attributable to our terminal, tankage and loading racks serving HollyFrontier's El Dorado and Cheyenne refineries. Refined products terminalled in our facilities increased to an average of 314.6 mbpd compared to 198.3 mbpd for the first quarter of 2011.

Revenues for the three months ended March 31, 2012 include the recognition of $1.7 million of prior shortfalls billed to shippers in 2011, as they did not meet their minimum volume commitments within the contractual make-up period. As of March 31, 2012, deferred revenue in our consolidated balance sheet was $3.4 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels or when shipping rights expire unused over the contractual make-up period.
Cost and Expense Highlights
Operating costs and expenses were $29.3 million for the three months ended March 31, 2012, an increase of $7.5 million over the first quarter of 2011. This increase reflects the inclusion of $2.4 million in operating costs and expenses for our recently acquired assets serving HFC’s El Dorado and Cheyenne refineries and year-over-year increases in depreciation expense and maintenance service and payroll costs.
Interest expense was $10.4 million for the three months ended March 31, 2012, an increase of $1.9 million over the first quarter of 2011 due to higher year-over-year debt levels. Also, we recognized a loss of $2.6 million on the early extinguishment of $157.8 million of outstanding principal under our 6.25% senior notes during the quarter.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=86440.
An audio archive of this webcast will be available using the above noted link through May 14, 2012.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 42% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2012 and 2011.

	Three Months Ended March 31,		Change from
	2012	2011	2011
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$12,357	$9,858	$2,499
Affiliates – intermediate pipelines	7,045	4,633	2,412
Affiliates – crude pipelines	10,545	9,321	1,224
	29,947	23,812	6,135
Third parties – refined product pipelines	8,328	9,155	(827)
	38,275	32,967	5,308
Terminals, tanks and loading racks:
Affiliates	22,846	10,295	12,551
Third parties	2,394	1,755	639
	25,240	12,050	13,190
Total revenues	63,515	45,017	18,498
Operating costs and expenses:
Operations	16,988	12,796	4,192
Depreciation and amortization	10,264	7,640	2,624
General and administrative	2,039	1,363	676
	29,291	21,799	7,492
Operating income	34,224	23,218	11,006
Equity in earnings of SLC Pipeline	831	740	91
Interest income	—	—	—
Interest expense, including amortization	(10,405)	(8,549)	(1,856)
Loss on early extinguishment of debt	(2,596)	—	(2,596)
Other income	—	(12)	12
	(12,170)	(7,821)	(4,349)
Income before income taxes	22,054	15,397	6,657
State income tax expense	(75)	(228)	153
Net income	21,979	15,169	6,810
Less general partner interest in net income, including incentive distributions(1)	5,507	3,562	1,945
Limited partners’ interest in net income	$16,472	$11,607	$4,865
Limited partners’ earnings per unit – basic and diluted:(1)	$0.60	$0.53	$0.07
Weighted average limited partners’ units outstanding	27,361	22,079	5,282
EBITDA(2)	$45,319	$31,586	$13,733
Distributable cash flow(3)	$36,555	$20,772	$15,783

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	97,226	77,218	20,008
Affiliates – intermediate pipelines	123,568	68,617	54,951
Affiliates – crude pipelines	153,662	136,257	17,405
	374,456	282,092	92,364
Third parties – refined product pipelines	64,287	48,528	15,759
	438,743	330,620	108,123
Terminals and loading racks:
Affiliates	262,230	157,932	104,298
Third parties	52,383	40,356	12,027
	314,613	198,288	116,325
Total for pipelines and terminal assets (bpd)	753,356	528,908	224,448

(1)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $5.2 million and $3.3 million for the three months ended March 31, 2012 and 2011, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended March 31,
	2012	2011
	(In thousands)

Net income	$21,979	$15,169
Add (subtract):
Interest expense	8,760	8,259
Loss on early extinguishment of debt	2,596	—
Amortization of discount and deferred debt charges	1,645	290
State income tax	75	228
Depreciation and amortization	10,264	7,640
EBITDA	$45,319	$31,586

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of billed crude revenue settlement and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2012	2011
	(In thousands)

Net income	$21,979	$15,169
Add (subtract):
Depreciation and amortization	10,264	7,640
Amortization of discount and deferred debt issuance costs	1,645	290
Loss on early extinguishment of debt	2,596	—
Billed crude revenue settlement	918	—
Increase (decrease) in deferred revenue	(592)	(1,104)
Maintenance capital expenditures*	(307)	(1,229)
Other non-cash adjustments	52	6
Distributable cash flow	$36,555	$20,772

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	March 31,	December 31,
	2012	2011
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$12,402	$3,269
Working capital	$815	$12,293
Total assets	$972,838	$966,956
Long-term debt(4)	$597,956	$605,888
Total equity(5)	$321,473	$329,377

(4)	Includes $155.0 million and $200.0 million of credit agreement advances at March 31, 2012 and December 31, 2011, respectively.

(5)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $295.6 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Bruce R. Shaw, Senior Vice President and
Chief Financial Officer
M. Neale Hickerson, Vice President,
Investor Relations
Holly Energy Partners, L.P.
214/871-3555